Exhibit 10.8

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of November 10, 2005, by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”) and ZILLOW, INC., a Washington corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated March 1, 2005, which lease has not been previously amended (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 12,215 rentable square feet (the “Original Premises”) described as Suite 4100 on the 41st floor of the building commonly known as Wells Fargo Center, located at 999 Third Avenue, Seattle, Washington (the “Building”).

B.

Tenant has requested that additional space containing approximately 21,627 rentable square feet described as Suite 4600 on the 46th floor of the Building as shown on Exhibit A hereto (collectively, the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on June 30, 2008 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of 56 months and shall expire on February 28, 2013 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Expansion.

2.01.

Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 12,215 rentable square feet on the 41st floor to 33,842 rentable square feet on the 41st and 46th floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

2.02.	The “Expansion Effective Date” shall be December 1, 2005; provided, however, that the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. The actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord substantially in the form of Exhibit D hereto. If the Expansion Effective Date is delayed, the Extended Termination Date shall not be similarly extended.

3.	Base Rent.

3.01.	Original Premises

(1)	Original Premises Through Prior Termination Date. The Base Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Prior Termination Date.

(2)	Original Premises From and After Extension Date. As of the Extension Date, the schedule of Base Rent payable with respect to the Original Premises during the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
07/01/08 – 02/28/13	$25.85	$26,313.15

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease as amended hereby.

3.02.	Expansion Space From Expansion Effective Date Through Extended Termination Date. As of the Expansion Effective Date, the schedule of Base Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
Expansion Effective Date – 02/28/07	$28.00	$50,463.00
03/01/07 – 02/29/08	$29.00	$52,265.25
03/01/08 – 02/28/09	$30.00	$54,067.50
03/01/09 – 02/28/10	$31.00	$55,869.75
03/01/10 – 02/28/11	$32.00	$57,672.00
03/01/11 – 02/29/12	$33.00	$59,474.25
03/01/12 – 02/28/13	$34.00	$61,276.50

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding anything in this Section to the contrary, so long as Tenant is not in Default under the Lease, Tenant shall be entitled to an abatement of Base Rent with respect to the Expansion Space during the period (the “Base Rent Abatement Period”) commencing on the Expansion Effective Date and expiring on the date (the “Expansion Rent Commencement Date”) that is the later to occur of (a) March 1, 2006 (the “Target Expansion Rent Commencement Date”), or (b) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit C hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Rent Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). If Tenant Defaults at any time during the Term for the Expansion Space and fails to cure such Default within any applicable cure period under the Lease, all Base Rent abated during the Base Rent Abatement Period (the “Abated Base Rent”) shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. During the Base Rent Abatement Period, only Base Rent with respect to the Expansion Space shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

As used herein, “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

a.	Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

b.	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

c.	Changes requested or made by Tenant to previously approved plans and specifications;

d.	The performance of work (including, without limitation, the installation of furniture, equipment or other personal property) in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work;

e.	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work; or

f.	Any occupancy of the Expansion Space by Tenant during the performance of the Landlord Work.

The Landlord Work shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Expansion Space. The actual Expansion Rent Commencement Date shall be set forth in a confirmation letter to be prepared by Landlord substantially in the form of Exhibit D hereto. The adjustment of the Expansion Rent Commencement Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Rent Commencement. If the Expansion Rent Commencement Date is delayed beyond the Target Expansion Rent Commencement Date, the Extended Termination Date shall not be similarly extended.

4.	Additional Security Deposit. None.

5.	Additional Letter of Credit.

5.01.

General Provisions. Concurrently with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under the Lease and this Amendment and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of the Lease as amended, a standby, unconditional, irrevocable, transferable letter of credit (the “Second Letter of Credit”) in the form of Exhibit E hereto and containing the terms required herein, in the face amount of $540,675.00 (the “Second Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s sole discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its sole discretion. Landlord hereby approves Wells Fargo Bank, N.A., as the issuer of the Second Letter of Credit. Tenant shall cause the Second Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Second Letter of Credit Amount through the date (the “Final

Second LC Expiration Date”) that is 60 days after the scheduled expiration date of the Extended Term or any renewal Term. If the Second Letter of Credit held by Landlord expires earlier than the Final Second LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Second Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement Second LC”) to Landlord not later than 60 days prior to the expiration date of the Second Letter of Credit then held by Landlord. Any Renewal or Replacement Second LC shall comply with all of the provisions of this Section 5, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final Second LC Expiration Date upon the same terms as the expiring Second Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

5.02.	Drawings under Second Letter of Credit. Upon Tenant’s Default, or as otherwise specifically agreed by Landlord and Tenant pursuant to the Lease or this Amendment or any amendment hereof, Landlord may, without prejudice to any other remedy provided in the Lease or this Amendment or by Law, draw on the Second Letter of Credit and use all or part of the proceeds to (a) satisfy any amounts due to Landlord from Tenant, and (b) satisfy any other damage, injury, expense or liability caused by such Default. In addition, if Tenant fails to furnish a Renewal or Replacement Second LC complying with all of the provisions of this Section 5 at least 60 days prior to the stated expiration date of the Second Letter of Credit then held by Landlord, Landlord may draw upon such Second Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 5 (the “Second LC Proceeds Account”).

5.03.	Use of Proceeds by Landlord. The proceeds of the Second Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Second Letter of Credit: (a) against any Rent payable by Tenant under the Lease that is not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s Default; (c) against any costs incurred by Landlord in connection with the Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s Default. Provided Tenant has performed all of its obligations under the Lease, Landlord agrees to pay to Tenant within 30 days after the Final Second LC Expiration Date the amount of any proceeds of the Second Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final Second LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Second Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

5.04.	Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Second Letter of Credit, the amount of the Second Letter of Credit shall be less than the Second Letter of Credit Amount, Tenant shall, within 5 days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Second Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 5, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Lease, the same shall constitute an incurable Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Second Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

5.05.	Nature of Second Letter of Credit. Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Second Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the Second LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”), (b) acknowledge and agree that the Second Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

5.06.	Reduction in Second Letter of Credit Amount. Provided that, during the 12 month period immediately preceding the effective date of any reduction of the Second Letter of Credit, Tenant has timely paid all Rent and no default has occurred under the Lease which remains uncured following any applicable cure period (the “Second LC Reduction Conditions”), Tenant may reduce the Second Letter of Credit Amount so that the reduced Second Letter of Credit Amounts will be as follows: (a) $415,675.00 effective as of December 1, 2009; (b) $290,675.00 as of December 1, 2010; and (c) $165,675.00 effective as of December 1, 2011. If Tenant is not entitled to reduce the Second Letter of Credit Amount as of a particular reduction effective date due to Tenant’s failure to satisfy the Second LC Reduction Conditions described above, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant satisfied the Second LC Reduction Conditions necessary for such earlier reduction. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under the Lease at any time prior to the effective date of any reduction of the Second Letter of Credit Amount and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the Second Letter of Credit Amount as described herein. Any reduction in the Second Letter of Credit Amount shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount or an amendment to the existing Second Letter of Credit reflecting the reduced amount.

6.	Tenant’s Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Expansion Space is 2.2992%.

7.	Expenses and Taxes.

7.01.	Original Premises. For the period commencing on December 1, 2005, and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Original Premises in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Original Premises is amended from 2005 to 2006.

7.02.	Expansion Space. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2006.

8.	Improvements to Expansion Space.

8.01	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

8.02	Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit C.

9.	Early Access to Expansion Space. If Tenant is permitted to take possession of any of the Expansion Space before the Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the respective Expansion Space to Landlord for each day of possession prior to the Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g., after-hours HVAC), Tenant shall not be required to pay Rent for the respective Expansion Space for any days of possession before the Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the applicable Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

10.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.01	[Intentionally Omitted.]

10.02	Renewal Option. Section 4 Exhibit F of the Lease, Additional Provisions, Section 4, “Renewal Option,” is deleted from the Lease in its entirety and is null, void and of no further force and effect.

10.03	Second Renewal Option.

(1)	Grant of Option; Conditions. Tenant shall have the right to extend the Extended Term (the “Second Renewal Option”) for an additional period of 5 years commencing on March 1, 2013 and ending on February 28, 2018 (the “Second Renewal Term”), if:

(a)	Landlord receives notice of exercise (“Second Renewal Initial Notice”) not later than February 28, 2012, and not earlier than December 1, 2011; and

(b)	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Second Renewal Initial Notice or at the time Tenant delivers its Second Renewal Binding Notice (as defined below); and

(c)	Not more than 20% of the rentable square footage of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Article 11 of the Lease) at the time that Tenant delivers its Second Renewal Initial Notice or at the time Tenant delivers its Second Renewal Binding Notices; and

(d)	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Article 11 of the Lease) prior to the date that Tenant delivers its Second Renewal Initial Notice or prior to the date Tenant delivers its Second Renewal Binding Notice.

(2)	Terms Applicable to Premises During Second Renewal Term.

(a)

The initial Base Rent rate per rentable square foot for the Premises during the Second Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Second Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of

Article 4 of the Lease.

(b)	Tenant shall pay Additional Rent (i.e., Expenses and Taxes) for the Premises during the Second Renewal Term in accordance with Article 4 and Exhibit B of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Second Renewal Term.

(3)	Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Second Renewal Initial Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Second Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Second Renewal Term, shall either (i) give Landlord final binding written notice (“Second Renewal Binding Notice”) of Tenant’s exercise of its Second Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Second Renewal Binding Notice or Rejection Notice within such 15 day period, Tenant’s Second Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Second Renewal Binding Notice, Landlord and Tenant shall enter into the Second Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Second Renewal Term. Upon agreement, Tenant shall provide Landlord with Second Renewal Binding Notice and Landlord and Tenant shall enter into the Second Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section 10.02(4) below. If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Second Renewal Option shall be deemed to be null and void and of no further force and effect.

(4)	Arbitration Procedure.

(a)

If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Second Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Second Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Seattle central business district, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the

American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(b)	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Second Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(c)	If the Prevailing Market rate has not been determined by the commencement date of the Second Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Extended Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Second Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

(5)	Second Renewal Amendment. If Tenant is entitled to and properly exercises its Second Renewal Option, Landlord shall prepare an amendment (the “Second Renewal Amendment”) to reflect changes in the Base Rent, Lease Term, Termination Date and other appropriate terms. The Second Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Second Renewal Binding Notice and Tenant shall execute and return the Second Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Second Renewal Term as described herein, an otherwise valid exercise of the Second Renewal Option shall be fully effective whether or not the Second Renewal Amendment is executed.

(6)	Definition of Prevailing Market. For purposes of this Second Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Seattle central business district. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

(7)	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Second Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of the following tenants of the Building: Wells Fargo Bank, NA; Ragen MacKenzie; and Mundt MacGregor L.P.

10.04	Acceleration Option. Second Exhibit F of the Lease, Additional Provisions, Section 5, “Acceleration Option,” is deleted and the following substituted therefor:

(1)	Tenant shall have the one-time right to accelerate the Extended Termination Date (“Acceleration Option”), with respect to the entire Premises only, from the scheduled Extended Termination Date to November 30, 2009 (the “Accelerated Termination Date”), if:

(a)	Tenant is not in default under the Lease at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); and

(b)	no part of the Premises is sublet for a term extending past the Accelerated Termination Date; and

(c)	the Lease has not been assigned (other than a Permitted Transfer); and

(d)	Landlord receives notice of acceleration (“Acceleration Notice”) not later than November 30, 2008.

(2)

If Tenant exercises its Acceleration Option, Tenant, shall pay to Landlord an amount equal to the unamortized portion of (i) the commissions paid to Tenant’s Broker and to Landlord’s Broker with respect to (a) the portion of the initial Term of the Lease commencing on the Expansion Effective Date, as it relates to the Expansion Space, and (b) the Extended Term, as it relates to both the Original Premises and the Expansion Space; (ii) $973,215.00 incurred by Landlord with respect to the Landlord Work in the Expansion Space, assuming such sum was amortized, together with interest at a rate of 9% per annum, over (a) the portion of the initial Term of the Lease commencing on the Expansion Effective Date, and (b) the Extended Term; plus (iii) 3 months’ Rent for the Premises, at the rate payable as of the Accelerated Termination Date (collectively, the “Acceleration Fee”) as a fee in connection with the acceleration of the Termination Date and not as a penalty, provided that the Acceleration Fee shall be increased by an amount equal to the unamortized portion of any concessions, real estate brokerage commissions, tenant improvement allowances or other expenses incurred by Landlord in connection with any additional space leased by Tenant that is subject to acceleration hereunder, plus 3 months’ Rent for the Premises, at the rate payable as of the Accelerated Termination Date. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expiration Date even though billings for such may occur subsequent to the Accelerated Expiration Date. Within 30 days of receipt of the Acceleration Notice from Tenant, Landlord shall present to Tenant an invoice for the Acceleration Fee, calculated pursuant to the terms of this Section 10.05(2), and Tenant shall pay such Acceleration Fee to Landlord within 30 days of receipt of said invoice from Landlord.

(3)	If Tenant, subsequent to providing Landlord with an Acceleration Notice, defaults in any of the provisions of this Lease (including, without limitation, a failure to pay any installment of the Acceleration Fee due hereunder), Landlord, at its option, may (i) declare Tenant’s exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date.

(4)	As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the Extended Term or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

10.05	Relocation. Landlord and Tenant acknowledge and agree that (a) the terms and conditions of Section 21 of the Lease, “Relocation,” shall not be applicable to any portion of the Premises located on the 46th floor of the Building; and (b) any Relocation Space to which the portion of the Premises located on the 41st floor is relocated shall be located on a floor that is served by the elevator bank that serves the 41st floor and shall be located on the same side(s) of the Building as the portion of the Premises being relocated thereto.

10.06	[Intentionally Omitted.]

10.07	Right of First Offer. Exhibit F of the Lease, Additional Provisions, Section 3, “Right of First Offer,” is deleted and the following substituted therefor:

(1)

Grant of Option; Conditions. At any time during the period commencing on December 1, 2005 and expiring on November 30, 2007 (but if Tenant has previously delivered any such notice, then not sooner than 90 days after such prior delivery), Tenant may deliver to Landlord written notice (an “Offering Space Notice”) stating that Tenant is interested in leasing a Potential Offering Space (defined below) having an approximate rentable square footage (the “Desired Square Footage”) specified (as a single number, and not as a range) by Tenant in such notice. As used herein, “Potential Offering Space” means any contiguous space that is located on one or more of the 22nd through the 47th floors of the Building and is not included in the Premises. Upon its valid delivery of an Offering Space Notice, Tenant shall have a one-time right of first offer (the Right of First Offer”) with respect to each Potential Offering Space, if any, that (a) has a rentable square footage which is neither less than 80% nor greater than 120% of the Desired Square Footage, and (b) Landlord, as of the date Landlord receives such Offering Space Notice, determines in good faith is, or will become, Available (defined below) during the 90-day period commencing on the date Landlord receives such Offering Space Notice (the “Offer Period”), which Right of First Offer shall be exercised as follows: within 5 Business Days after Landlord receives such Offering Space Notice, and prior to leasing any such Potential Offering Space to any other party, Landlord shall provide Tenant with written notice as to whether any such Potential Offering Spaces exist. If such notice states that one or more such Potential Offering Spaces exist, then, except as provided below, Landlord, on the date it gives such notice, shall also advise Tenant (an “Advice”) of the terms under which Landlord is prepared to lease each such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Lease Term. For purposes of this Section 10.07, a Potential Offering Space shall be deemed to become “Available” during an Offer Period, if at all, on the date, if any, in such Offer Period on which no third party has a right to occupy such Potential Offering Space pursuant to any lease or other agreement, but only if, as of the first day of such Offer Period, no prospective tenant (including, without limitation, any tenant of such Potential Offering Space) is interested in leasing such Potential Offering Space. Tenant may lease any Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 Business Days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice with respect to any Potential Offering Space, if:

(a)	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

(b)	the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer) at the time Landlord would otherwise deliver the Advice; or

(c)	the Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Advice; or

(d)	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

(e)	such Potential Offering Space is not intended for the exclusive use of Tenant during the Term.

(2)	Terms for Offering Space.

(a)	The term for the Offering Space shall commence upon the commencement date stated in the Advice; provided, however that such date shall not be earlier than 60 days after the date of availability of such Offering Space and not later than 90 days after the date of availability of such Offering Space. From and after such commencement date, the Offering Space shall be considered a part of the Premises, and the Lease Term with respect to such Offering Space shall expire on the Extended Termination Date, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

(b)	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice; provided, however, that the Base Year with respect to the Offering Space shall be 2005 and the Base Rent rate payable by Tenant for the Offering Space shall be $25.85 per rentable square foot per year.

(c)

The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party. Notwithstanding the foregoing, Landlord shall provide Tenant a tenant improvement allowance with respect to of the Offering Space, on a “per rentable square foot” basis, equal to $12.00 multiplied by a fraction, the numerator of which is the number of complete calendar months remaining in the Lease Term until the Extended Termination Date as of the date the Offering Space is delivered to Tenant, and the denominator of which is 87.

(3)	Termination of Right of First Offer. The rights of Tenant hereunder with respect to any Potential Offering Space shall terminate on the earlier to occur of: (i) November 30, 2007; (ii) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space within the 5-Business-Day period provided in Section 10.07(1) above; and (iii) the date Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section 10.07(1) above.

(4)	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

(5)	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

10.08	Parking. As of the Expansion Effective Date, Exhibit F of the Lease, Additional Provisions, Section 1, “Parking,” Subsection 1.01 is deleted and the following substituted therefor:

During the remainder of the initial Term and during the Extended Term, Tenant shall have the right but not the obligation to lease from Landlord, and Landlord agrees to lease to Tenant, from time to time on a month-to-month basis (subject to termination by Tenant upon not less than 30 days’ prior written notice to Landlord), up to a maximum of 15 unreserved parking spaces (the “Primary Spaces”) in the Building garage (the “Parking Facility”) for the use of Tenant and its employees. If Tenant terminates its lease of any of such Primary Spaces, Tenant may thereafter re-lease such Primary Spaces upon 30 days’ prior written notice to Landlord. In addition, if, from time to time during the Term, any additional unreserved parking spaces (“Additional Spaces”, together with the Primary Spaces, collectively, the “Spaces”) in the Parking Facility become available for lease to Tenant (as determined by Landlord in its sole and absolute discretion), then, upon written request to Landlord, Tenant may lease up to 5 such Additional Spaces from Landlord, and Landlord shall lease such Additional Spaces to Tenant, for the use of Tenant and its employees. Any such lease of Additional Spaces shall be on a month-to-month basis, subject to termination by either party upon 30 days’ prior written notice to the other party. Either party may terminate any such lease of Additional Spaces for any reason whatsoever; provided, however, that Landlord may not terminate any such lease unless Landlord determines, in its sole and absolute discretion, that the subject Additional Spaces are no longer available for lease to Tenant, including, without limitation, because Landlord desires to lease such Additional Spaces to one or more other parties or otherwise convert such Additional Spaces to other purposes. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Parking Facility or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above. Notwithstanding the foregoing, Tenant shall have the right, upon 30 days prior written notice to Landlord, to convert two (2) of the Primary Spaces to reserved Spaces in the Parking Facility at the same monthly rate per stall as is then charged by Landlord or the Parking Operator for unreserved Primary Spaces in the Parking Facility, as such rate may be adjusted from time to time.

11.	Miscellaneous.

11.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord

11.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment except Flinn Ferguson (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Tenant’s Broker claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment except Equity Office Properties Management Corp. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

11.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ M. Patrick Callahan

		Name:	M. Patrick Callahan

		Title:	Senior Vice President
Seattle Region

TENANT:

ZILLOW, INC., a Washington corporation

By:	/s/ Lloyd Frink

Name:	Lloyd Frink

Title:	President

EXHIBIT A-1

OUTLINE AND LOCATION OF EXPANSION SPACE

(Insert floor plate of 4600)

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EXHIBIT B

[INTENTIONALLY OMITTED]

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EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Amendment (the “Amendment”) by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”) and ZILLOW, INC., a Washington corporation (“Tenant”) for space in the Building located at 999 Third Avenue, Seattle, Washington. Capitalized terms used but not defined herein shall have the meanings given in the Amendment.

As used in this Work Letter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the Amendment.

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Allowance (as defined below). Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2.	Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work, which plans shall be subject to reasonable approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Landlord shall provide Tenant with such approval or disapproval (and, in the case of disapproval, a reasonable description of the changes necessary to obtain approval) within 5 Business Days after receipt of Tenant’s proposed plans. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before 20 Business Days following the date of full mutual execution of the Amendment (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant and subsequent approval or disapproval by Landlord. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Amendment) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word “architect” as used in this Exhibit shall include an interior designer or space planner.)

3.

If Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval

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of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.	If Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, if any (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.	If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the actual cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans. Notwithstanding anything in the Amendment or the Lease to the contrary, during the Rent Abatement Period Landlord and its contractors shall have unrestricted access to the Premises for the purpose of performing the Landlord Work and Tenant shall not in any way hinder or delay Landlord’s performance of the Landlord Work, whether through Tenant’s performance of improvements, installation or furniture, equipment or other personal property, through Tenant’s occupancy of the Premises, or otherwise. Landlord shall notify Tenant of substantial completion of the Landlord Work.

7.	Landlord, provided Tenant is not in default, agrees to provide Tenant with an Allowance (the “Allowance”) in an amount not to exceed $1,146,231.00 (i.e., $53.00 per rentable square foot of the Premises) to be applied toward the cost of the Landlord Work in the Premises. If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above. Any portion of the Allowance which exceeds the cost of the Landlord Work or is otherwise remaining after June 30, 2006, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Landlord Work in an amount equal to 5% of the total cost of the Landlord Work.

8.	Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business in the Original Premises as is reasonably possible. Notwithstanding anything herein to the contrary, but subject to Section 3.02 of the Amendment, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

9.	High-Technology Tax Deferral.

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A.	If Tenant obtains from the Washington State Department of Revenue (the “DOR”), pursuant to Chapter 82.63 of the Revised Code of Washington, and delivers to Landlord, not later than the date on which the final Plans are approved, a sales and use tax deferral certificate (“Deferral Certificate”) applicable to one or more portions of the Landlord Work, then Landlord, at no cost to Landlord, and solely by submitting such Deferral Certificate to its general contractor, shall use good faith efforts to cause its general contractor to waive the payment of sales and use taxes on the portion(s) of such work to which such Deferral Certificate applies, and, to the extent such general contractor waives such payment, Landlord shall withhold such payment. If Landlord withholds payment of any sales or use taxes pursuant to this Paragraph 9.A, and if, after giving effect to such withholding, the Allowance exceeds the total cost of the Landlord Work, including any applicable sales or use tax, then Tenant shall be entitled to a credit against Base Rent in the amount of the lesser of (a) the amount of the sales and the use taxes so withheld, or (b) the amount of the excess of the Allowance over such total cost.

B.	If, at any time during or after the Term, Landlord receives notice from the DOR or any other applicable governmental authority that all or any portion of any sales or use taxes withheld by Landlord pursuant to Paragraph 9.A above, or any fines, penalties or other amounts relating thereto, are required to be paid (whether pursuant to RCW 82.63.045 or otherwise), then Tenant, as its sole expense, shall make such payment fully and immediately upon written demand from Landlord.

C.	Tenant acknowledges that, before the date of the Amendment, Landlord has provided to Tenant one original High Technology Application for Tax Deferral for Lessor relating to the Landlord Work in form and substance satisfactory to Tenant. Tenant agrees that, except as expressly provided in Paragraph 9.A above, Landlord shall have no obligation to prepare, execute or submit any other application, certificate, statement, survey, report, form or document, to Tenant, the DOR or any other party, or to perform any other administrative duty, relating to the Deferral Certificate, any sales or use taxes withheld pursuant to Paragraph 9.A above, or Landlord’s obligations under this Paragraph 9.

D.	Without limiting Paragraph 9.B above, Tenant shall indemnify, defend and hold Landlord harmless from and against any Losses resulting from Landlord’s performance of its obligations under this Paragraph 9. The provisions of this Paragraph 9 shall survive the expiration or earlier termination of the Lease.

10.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT D

COMMENCEMENT LETTER

Date

Tenant
Address

Re:

Commencement Letter with respect to that certain First Amendment (the “First Amendment”) dated as of                     , 2005, by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company, as Landlord, and Zillow, Inc., a Washington corporation, as Tenant, for 21,627 rentable square feet of new or additional premises (the “Expansion Spaces”) on the 46th floor of the Building located at 999 Third Avenue, Seattle, Washington.

Lease ID:

Business Unit Number:

Dear                                         :

In accordance with the terms and conditions of the First Amendment, Tenant accepts possession of the Expansion Space and agrees:

1.	The Expansion Effective Date (as defined in the First Amendment) is ; and

2.	The Expansion Rent Commencement Date (as defined in the First Amendment) is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:

By:	EXHIBIT – DO NOT SIGN
Name:
Title:
Date:

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EXHIBIT E LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No.
Issuance Date:
Expiration Date:
Applicant: ZILLOW, INC.

Beneficiary

EOP-NORTHWEST PROPERTIES, L.L.C.

c/o Equity Office

701 Fifth Avenue, Suite 4000

Seattle, Washington 98104

Attn: Property Manager, Wells Fargo Center

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of Five Hundred Forty Thousand Seven Hundred and No/100 U.S. Dollars ($540,700.00) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	An original copy of this Irrevocable Standby Letter of Credit.

2.	Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: This draw in the amount of U.S. Dollars ($ ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing pursuant to the terms of that certain lease dated , 2005 by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company, as landlord, and ZILLOW, INC., a Washington corporation, as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to: Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department. In addition, provided that you have not provided us with written notice, prior to the effective date of any reduction, that Applicant has failed to satisfy the conditions required under the Lease in order to reduce the amount of this Irrevocable Standby Letter of Credit, the amount of this Irrevocable Standby Letter of Credit shall automatically reduce in accordance with the following schedule:

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Effective Date of Reduction	New Reduced Amount of Letter of Credit
December 1, 2009	$415,675.00
December 1, 2010	$290,675.00
December 1, 2011	$165,675.00

In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1. and 2. above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                      to the attention of                     .

Very truly yours,

[name]

[title}

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